                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[ ]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                          BLUE RIVER BANCSHARES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                                [BLUE RIVER LOGO]

To Our Shareholders:


         Our Board of Directors has called a Special Meeting of Shareholders to consider and vote on a proposal to issue and sell 546,348, shares of common stock, or approximately 22.7% of our issued and outstanding stock after the closing of the private placements, at $4.73 per share to two directors and to other accredited investors in a private placement. The material features of the proposed stock sale are as follows:


         - The two current directors that would participate in the private placement are Russell Breeden, III and Wayne C. Ramsey. Messrs. Breeden and Ramsey were added to the Board of Directors in September 2002 in connection with the first phase of this two-phased private placement.

         - We issued 309,348 shares of common stock to Messrs. Breeden and Ramsey and L. Gene Tanner in connection with the first phase of the private placement. If the shares issued in the first phase of the private placement, the shares to be issued in the second phase of the private placement and the shares previously owned by all of the investors are combined, the investors will own an aggregate of 925,337 shares of common stock, or approximately 38.5% of our issued and outstanding common stock after the closing of the second phase.

         - The purchase price for the shares to be issued is $4.73 per share, for a total purchase price of $2,584,000.

         - The proposed per share purchase price is below book value ($6.02 per share as of September 30, 2002) and below market value the day before we announced the transaction ($5.05 per share on June 6, 2002). The proposed per share purchase price is above the market value as of November 22, 2002 ($4.49 per share).

         For more detailed information regarding the proposed transaction, including the background of the proposed transaction, see the section entitled "Proposal One" and "Purpose and Background of the First Closing and the Proposed Private Placement and Other Related Matters" in the enclosed Proxy Statement.


         We had net losses of $2,176,000 for fiscal year 2001 and $3,132,886 for the nine months ended September 30, 2002, $2,429,081 of which was primarily attributable to the change in accounting principle related to goodwill impairment. We are currently designated by the Office of Thrift Supervision to be in "troubled condition." We believe we need the capital to be raised in the proposed private placement to grow and achieve profitability. However, please be aware there are some risks involved if the stock issuance is approved, including, without limitation, the following:


         -        Your percentage of voting power will decrease;
         -        Our book value per share and earnings per share will decrease;
         -        This issuance may result in a "change in control";
         - There may be a possible effect on the market price of our shares; and

         -        Certain of the investors may become significant shareholders.
                  If the private placement is approved, Messrs. Breeden, Ramsey and Tanner will collectively own 25.2% of our outstanding shares of common stock.



         You should carefully consider each of these risks which are discussed in more detail beginning on page 4 of the Proxy Statement under the heading "Proposal One -- Effects and Risks of Shareholder Approval."

         We are excited that two of the proposed investors are now serving as directors on our Board of Directors. As stated above, Messrs. Breeden and Ramsey were added to our Board of Directors for terms ending in 2003 and 2005, respectively. This brings the current size of the Board of Directors to nine. At the annual meeting of the shareholders of the Company in 2003, Mr. Breeden will be entitled to designate another director of the Company for a three-year term bringing the size of the Board of Directors to ten. As such, after the 2003 annual meeting, Messrs. Breeden and Ramsey and Mr. Breeden's designee will hold three of the ten Board seats, or approximately 30% of the Board.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE STOCK ISSUANCE.

         Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the Special Meeting. To vote your shares, please complete and return the enclosed proxy card. You may also cast your vote in person at the Special Meeting.


Very truly yours,


/s/ Steven R. Abel                                   /s/ Lawrence T. Toombs

Steven R. Abel                                       Lawrence T. Toombs
Chairman of the Board                                President

                           BLUE RIVER BANCSHARES, INC.
                            29 EAST WASHINGTON STREET
                           SHELBYVILLE, INDIANA 46176



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD _______________ ____, 2002



To the Shareholders of Blue River Bancshares, Inc.:

         A special meeting of shareholders (the "Special Meeting") of Blue River Bancshares, Inc. (the "Company") will be held on ______________, _____________ ___, 2002, at ___:__ a.m., local time, at Shelby County Bank, 29 East Washington Street, Shelbyville, Indiana, for the following purposes:

         1. To consider and vote upon a proposal to approve the issuance of up to 546,348 shares of our common stock in a private placement for $4.73 per share; and

         2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the proxy statement accompanying this notice.

         Our Board of Directors has fixed the close of business on _____________ __, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

                                         By Order of the Board of Directors,



                                         D. Warren Robison
                                         Secretary

Shelbyville, Indiana
_________ __, 2002

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

ALL OF OUR SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE BY COMPLYING WITH THE PROCEDURES SET FORTH IN THE ATTACHED PROXY STATEMENT.

                           BLUE RIVER BANCSHARES, INC.
                            29 EAST WASHINGTON STREET
                           SHELBYVILLE, INDIANA 46176



                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD _______________ __, 2002



                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors") of Blue River Bancshares, Inc., an Indiana corporation (the "Company"), for use at the special meeting of shareholders to be held on _______________, ______________ ____, 2002, at _____ a.m., local time
(the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at Shelby County Bank, 29 East Washington Street, Shelbyville, Indiana. The Company intends to mail this proxy statement and the enclosed proxy card, on or about ______________ ___, 2002, to all shareholders entitled to vote at the Special Meeting.

SOLICITATION

         The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing to our shareholders proxy solicitation materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Special Meeting to beneficial owners of our common stock. In addition, we may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

RECORD DATE; VOTING SECURITIES

         The close of business on ______________ ___, 2002, has been fixed as the record date (the "Record Date") for determining the holders of shares of our common stock entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, we had __________ shares of common stock outstanding.

VOTING RIGHTS

         Each outstanding share of common stock on the Record Date is entitled to one vote on all matters to be voted upon at the Special Meeting, except for shares issued in a recent private placement. See "Proposal 1 - Vote Required." Votes cast by proxy or in person at the Special Meeting will be tabulated by the Company. The Company also will determine whether a quorum is present. Under our Bylaws, the holders of a majority of the stock outstanding and entitled to vote at the Special Meeting, present in person or by proxy, shall constitute a quorum with respect to the Special Meeting.

         If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but it will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

         The proposal presented at the Special Meeting will be approved if a majority of the shares of common stock present in person or represented by proxy vote for the proposal. Broker nonvotes are not counted as votes for or against the proposal. Abstentions are counted in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote.

         Under rules adopted by the Nasdaq Marketplace Rules, the "Initial Investors" named in Proposal 1, will not be entitled to vote at the Special Meeting the shares of common stock acquired by them in the First Closing.

REVOCABILITY OF PROXIES

         Any proxy may be revoked by the person giving it at any time before its use by:

         - delivering to the Secretary of the Company, a written notice of revocation;

         - duly executing and delivering to the Company a proxy bearing a later date; or

         -    attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

         APPROVAL FOR PURPOSES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. RULE 4350(I) OF THE ISSUANCE OF THE COMPANY'S COMMON STOCK
       IN CONNECTION WITH THE COMPANY'S PRIVATE PLACEMENT AS DESCRIBED IN
                                THIS PROPOSAL 1

INTRODUCTION

         At this Special Meeting, our shareholders are being asked to consider and approve one proposal: the issuance of common stock in connection with a private placement which is described below. This Special Meeting is being held because of certain shareholder approval requirements of The Nasdaq Stock Market, also described below.

PROPOSED PRIVATE PLACEMENT

         General Terms. We are seeking your approval to issue shares of common stock to Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner (collectively, the "Initial Investors") and certain accredited investors (together with the Initial Investors, the "Additional Investors") at a purchase price of $4.73 per share (the "Second Closing"). The proposed purchase price of $4.73 per share is below book value per share and was below the market value of our common stock the day before we announced the transaction. The proposed purchase price is above the market value of our shares of common stock as of a recent date ($4.49 per share as of November 22, 2002). The aggregate number of shares of common stock to be issued in connection with the Second Closing to the Additional Investors will be 546,348, or approximately 22.7% of the issued and outstanding stock following the Second Closing. The Second Closing is the second phase of a two-phased private placement which is governed by a stock purchase agreement (the "Purchase Agreement") that the Company entered into on June 7, 2002 with the Initial Investors. The first phase of the private placement occurred on September 17, 2002. On that date, we sold an aggregate of 309,889 shares of our common stock to the Initial Investors (the "First Closing").


         Reasons for the Private Placement. The Company lost $2,176,000 in fiscal 2001 and $3,132,886 for the nine months ended September 30, 2002, $2,429,081 of which was primarily attributable to the change in accounting principle related to goodwill impairment. It is currently designated by the Office of Thrift Supervision to be in "troubled condition." At its current capital levels, it is not expected to grow or become profitable in the near term. The Company believes that the additional capital to be received by the Company in the private placement would permit it to grow and become profitable much sooner than it otherwise would. See "Purpose and Background of the First Closing and the Proposed Private Placement and Other Related Matters."


         Board Representation. In connection with the First Closing, Russell Breeden, III and Wayne C. Ramsey were added to the Board of Directors of the Company for terms ending in 2003 and 2005, respectively. This brings the current size of the Board of Directors to nine. At the annual meeting of the shareholders of the Company in 2003, Mr. Breeden will be entitled to designate another director of the Company for a three-year term bringing the size of the Board of Directors to ten. Mr. Breeden also was added to the Board of Directors of Shelby County Bank (the "Bank") for a term ending in 2003. After the 2003 annual meeting of shareholders (assuming Mr. Breeden and his designee are re-elected), Messrs Breeden and Ramsey and Mr. Breeden's designee will hold three of the Company's ten Board seats, or approximately 30% of the Board. Most actions by the Board require at least a majority of the Board's approval; however, these three directors, assuming they would vote similarly, would only need another three directors to vote similarly in order to have control over matters submitted to the Board.

         Use of Proceeds. The gross proceeds to be received in connection with the Second Closing will be approximately $2,584,000, assuming that we sell 546,348 shares of common stock, and the net proceeds will be approximately $2,509,000. We intend to use the net proceeds from the Second Closing for working capital and for such other general corporate purposes as our Board of Directors may determine from time to time, including investments in other financial institutions approved by our Board of Directors. There are currently no plans or discussions relating to such investments and there can be no assurances that such investments will ever be made. The Board of Directors will have complete discretion over the use of proceeds. See "Proposal 1 - Effects and Risks of Shareholder Approval". The net proceeds from the Second Closing will be initially invested in investment securities.


         Subscribers. In the Second Closing, we intend to sell shares of common stock only to investors who are "accredited investors" under Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"). It is currently contemplated that the Second Closing will occur five days after the shareholders of the Company approve Proposal 1.

EFFECT AND RISKS OF SHAREHOLDER APPROVAL

         We intend to issue 546,348 shares of our common stock to the Additional Investors at the Second Closing. Together with the 309,889 shares of our common stock which were issued in connection with the First Closing and shares that were previously owned by the Additional Investors, the Additional Investors would collectively own approximately 925,337 shares of our common stock, or approximately 38.5% of the issued and outstanding shares following the Second Closing. Shareholders should consider the following factors which may affect them, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the Second Closing.


         Shareholders Will Experience Immediate Dilution of $0.31 Book Value Per Share. The Second Closing will have a dilutive effect on our book value per share. As of September 30, 2002, the Company had a book value of approximately $6.02 per share of common stock. Book value per share is equal to our total assets minus total liabilities divided by the number of shares of common stock outstanding. If the Second Closing is approved and completed, there will be an increase in the number of shares issued and outstanding which will cause the book value to decrease to $5.71 per share.


         Shareholders Will Experience Substantial Dilution of Voting Power. If the Second Closing is approved, you will experience a substantial dilution of your voting power. If a shareholder owned 1% of the issued and outstanding shares of the Company the day before the Second Closing, that shareholder would only own .77% of the issued and outstanding shares of the Company after the Second Closing. However, the Company intends to conduct a rights offering which may permit participating shareholders to maintain their percentage of ownership as of the date prior to the First Closing. See "Purpose and Background of the First Closing and the Proposed Private Placement and Other Related Matters - Rights Offering".

         Our Future Earnings Per Share May Be Diluted. If the Second Closing is approved and is completed, there will be 546,348 shares issued by the Company. The increase in the number of shares issued and outstanding may cause any of our future earnings per share to decrease.


         Initial Investors Will Be Significant Shareholders. Upon the completion of the Second Closing, the Initial Investors will beneficially own an aggregate of approximately 25.2% of our issued and outstanding common stock following the Second Closing and will be among our largest shareholders. As significant shareholders, the Initial Investors may be able to influence matters submitted to our shareholders for a vote.

         Change of Control. Together with the 309,889 shares of our common stock which were issued in connection with the First Closing and shares that were previously owned by the Additional Investors, the Additional Investors would collectively own approximately 925,337 shares of our common stock, or approximately 38.5% of the issued and outstanding shares following the Second Closing. Most actions submitted to shareholders require at least a majority of the shareholders' approval; however, if the Additional Investors voted similarly, they would only need approximately 12% of the issued and outstanding shares to vote in the same manner in order to have control over matters submitted to the shareholders.


         Discretion in Use of Proceeds. We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the proposed private placement. Our Board of Directors will have broad discretion in the application of the net proceeds. Our Board of Directors currently intends to use the net proceeds as described in "Proposal One -- Use of Proceeds." The failure by our Board of Directors to apply these funds effectively could have an adverse effect on our business.



         Proceeds May Be Used for Acquisitions. While management currently has no definitive plans, if opportunities arise, some of the proceeds of the offering may be used by the Company or the Bank to finance acquisitions of, or invest in, other financial institutions, or of branches of other institutions, or to finance expansion into other lines of business closely related to banking. See "Proposal One -- Use of Proceeds." Our acquisition of other financial institutions is subject to certain risks that could adversely affect our financial condition and profitability. These risks may include, among others, incorrectly assessing the financial institution's financial condition and future earnings potential or encountering difficulty in implementing our business strategy for the acquired financial institution.



         Possible Effect on Market Price. Sales by the investors of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock. Such sales, however, are prohibited under the securities laws for one year following the purchase of the shares, absent an exemption from, or registration under, the Securities Act. If the price of our common stock were to decrease, we may be unable to maintain the minimum bid price required for our shares to comply with minimum listing requirements of Nasdaq and our common stock could be delisted from Nasdaq.


EFFECT OF FAILURE TO OBTAIN SHAREHOLDER APPROVAL


         If we are unable to obtain shareholder approval of this Proposal 1, we will be unable to complete the Second Closing and would have to pursue other financial and operational alternatives in order to raise more capital to achieve these objectives. If we cannot raise additional funds by completing the Second Closing, we will be forced to look for sources of alternative capital which, even if available, may be on terms substantially less favorable to us.


         If we are unsuccessful in obtaining additional capital, or if the terms of such financing are onerous, it could cause us to, among other things:

         -        be subject to further OTS restrictions;

         -        grow minimally in the foreseeable future; and

         -        delay our efforts to reach profitability.


         Furthermore, if we are unsuccessful in obtaining additional financing, or if the terms of such financing are onerous, we may be unable to maintain the minimum bid price required for our shares to comply with the minimum listing requirements of Nasdaq and our common stock could be delisted from Nasdaq.


DISSENTERS' RIGHTS

         Under Indiana law, shareholders are not entitled to dissenters' rights with respect to the transactions contemplated by this Proposal 1.

VOTE REQUIRED

         Under the Nasdaq Approval Rules, the minimum vote which will constitute shareholder approval of this Proposal 1 is the affirmative vote of a majority of the total votes present in person or represented by proxy at the Special Meeting.

         Any shares issued in the First Closing must be excluded from the vote on Proposal 1 because of the Nasdaq Approval Rules.

WHY WE ARE SEEKING SHAREHOLDER APPROVAL

         Our common stock is listed on The Nasdaq Small Cap Market ("Nasdaq"). Each issuer listed on Nasdaq must comply with Nasdaq's Marketplace Rules to obtain listing and continue listing of the issuer's securities. Nasdaq Marketplace Rule 4350(i) requires Nasdaq issuers, such as us, to obtain the approval of its shareholders before certain events occur.

         Two of the events that require shareholder approval because of Rule 4350(i) are as follows and are referred to as the "Nasdaq Approval Rules":

         - In connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock; and

         - When the issuance or potential issuance will result in a change of control of the issuer.

         Because the common stock issued at the First Closing involved the issuance by the Company of 19.999% of our common stock issued and outstanding on September 16, 2002 (one day before the First Closing) and because the amount of common stock proposed to be issued at the Second Closing exceeds .001% (assuming the First Closing and the Second Closing are viewed as a series of related transactions) of our common stock issued and outstanding on September 16, 2002, and the purchase price for the Second Closing is below book value, the Second Closing is subject to Rule 4350(i) and, therefore, requires the approval of our shareholders.


         Nasdaq has not adopted any rule on what constitutes a "change of control." Nasdaq has indicated that, generally, it views an issuance of more than 30% of an issuer's outstanding voting securities of shares as a change of control. We have only one class of voting securities issued and outstanding -- our common stock. If all 546,348 shares of common stock are issued at the Second Closing, those shares would represent approximately 22.7% of the Company's common stock issued and outstanding after the Second Closing. However, the shares issued in the First and Second Closings together would constitute 35.6% (this percentage does not reflect the shares owned by the Additional Investors before the First and

Second Closings) of our outstanding shares following the Second Closing which could constitute a change of control requiring the approval of our shareholders under the Nasdaq Approval Rules.



BOARD DETERMINATION



         Our Board of Directors has determined that the Second Closing will be in our best interest and in the best interest of our shareholders because receipt of the proceeds from the Second Closing will enable us to infuse additional capital into the Company and, if necessary, the Bank. During 2001, our net losses were $2,176,000 and for the nine months ended September 30, 2002, we had net losses of $3,132,886, $2,429,081 of which was primarily attributable to the change in accounting principle related to goodwill impairment. We are deemed in "troubled condition" by the Office of Thrift Supervision. Our current capital levels impeded our ability to grow and become profitable. We intend to use the capital to be raised at the Second Closing to grow the Company, including investments in other financial institutions, and provide, if needed, additional support for the Bank's operating and capital needs.


BOARD RECOMMENDATION

         The Board of Directors of the Company has carefully considered the proposed private placement and recommends that the shareholders of the Company vote "FOR" approval of Proposal 1. Messrs. Breeden and Ramsey have abstained from this recommendation because of their interest in the First Closing and in the Second Closing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

                          PURPOSE AND BACKGROUND OF THE
                FIRST CLOSING AND THE PROPOSED PRIVATE PLACEMENT
                            AND OTHER RELATED MATTERS

         On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated the Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Under the letter, the Bank is subject to the following restrictions:

         - no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS;

         - prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer;

         - prior notice to the OTS of all transactions between the Bank and its affiliates;

         - prior OTS approval of all transactions between the Bank and third parties outside the normal course of business; and

         - no golden parachute payments by the Bank, unless permissible under applicable law.

         On February 7, 2001 the OTS issued a letter which formally designated the Company to be in "troubled condition" because of the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the Board of Directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.

         On April 5, 2001, the OTS notified the Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank's business plan and budget contemplates minimal growth in the foreseeable future. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, including available capital, the Bank's size may decrease.

         Our business plan provides that we desire to maintain the Bank at a "well-capitalized" level. We have accomplished this in part by reducing the size of the Bank and limiting the number and size of our commercial lending. Although the Bank has maintained its "well-capitalized" level, the impact has been to restrict the Bank's ability to grow. Since 2001, in order to provide for the future growth of the Bank, our Board of Directors has discussed raising additional capital and has considered various options. Without additional capital, additional earning assets could not be acquired to maintain a "well-capitalized" institution. Although raising additional capital would have a dilutive effect on our shareholders, the Board of Directors believes that this capital is critical to the long-term growth and success of the Bank and the Company.


         Our Board of Directors has met to discuss various ways to raise capital through equity offerings, both through public and private issuances, trust preferred offerings and additional debt. The other alternatives to raise capital were not as attractive as the private placements. The public issuance of shares would require additional costs associated with an underwriter's commission and related expenses. Further, the success of a public sale was not as viable as a purchase agreement with the Initial Investors. We viewed the trust preferred offerings as not attractive because of the Bank's current inability to pay dividends to the Company in order to support the distributions associated with the trust preferred offering. For similar reasons we viewed debt financing as not attractive.


         We also considered strategic options for increasing shareholder value, including potential business combinations with other institutions. We believed that due to our recent losses and our high level of non-performing loans that a business combination was not practicable. Further, we believe that any such combination would eliminate our desire for operating as an independent community bank.

         During the fourth quarter of 2001, after learning of the declining capital position of the Bank through our public announcements, the Initial Investors contacted the Company about a possible equity investment. Our management indicated that the proposed structure and terms of the transaction were not attractive because the Initial Investors would purchase shares in the market and not from the Company which would not allow us to increase the capital of the Bank. Further, the Initial Investors requested changes to the composition of the Board of Directors.

         Our management met again with Mr. Breeden in January 2002, and believed that it was appropriate for the Board of Directors to meet with Mr. Breeden. This meeting took place in February 2002. This meeting focused on Mr. Breeden's prior experience with financial institutions. Mr. Breeden explained that he previously served as President and Vice Chairman of Harrington Bank, a $450 million thrift located in Richmond, Indiana. In addition, he previously served as the Chairman and Chief Executive Officer of Community First Financial Group, Inc., a $400 million multi-bank holding company with two banks located in Indiana and one in California. Mr. Breeden also spent 20 years, from 1973 to 1993, with Raffensperger, Hughes and Co., Inc., an investment banking firm located in Indianapolis, Indiana. He served as its President and Chief Executive Officer during the last three years of his tenure with that firm.

         Following this meeting, the Company informed Mr. Breeden of its interest in continuing discussions with him and entered into a confidentiality agreement in order to continue discussions and provide confidential information to Mr. Breeden.

         On April 18, 2002, Mr. Breeden presented to the Company a non-binding letter of intent regarding structures for possible equity investments in the Company. The letter indicated that further due diligence would be required before any definitive agreement could be reached.

         On April 23, 2002, our Board of Directors held a meeting and concluded that additional negotiations were necessary. These negotiations related to the composition of the Board of Directors and registration rights for the shares purchased in the private placement. Following these additional negotiations, we received a revised letter of intent on April 25, 2002.


         On May 31, 2002, our Board of Directors met to consider a draft of the stock purchase agreement submitted by the Initial Investors. The directors reviewed outstanding issues relating to the stock issuance negotiations and the related documents. The directors thoroughly discussed, together with outside legal counsel, the proposed terms of the stock issuance, drafts of the necessary documentation and the proceedings necessary to implement it. The directors authorized our management to proceed towards finalizing the stock purchase agreement. The negotiations relating to the stock purchase agreement focused on:

         - Whether the shares to be issued to the persons identified by the Initial Investors would be a registered under the Securities Act of 1933. The Purchase Agreement provides that these shares will not be registered under the Act.


         - Whether actions by the Company or the Bank outside of the ordinary course would require the prior approval of Mr. Breeden. The Purchase Agreement provides that the Company will consult with Mr. Breeden prior to taking action outside of the ordinary course.

         -        The payment by the Company of the Initial Investors' expenses.
                  The Purchase Agreement provides that the Company will pay up to $50,000 of the Initial Investors' expenses.

         - The ability for the Company to engage in negotiations or discussions regarding acquisition proposals in the event the Board of Directors of the Company determines that the failure to engage in such negotiations or discussions would constitute a breach of the directors' fiduciary duties. The Purchase Agreement provides for this ability.

         On June 5, 2002, our Board of Directors met to consider a revised draft of the stock purchase agreement. After discussion of the agreement, the directors decided to review the agreement further and ultimately approved the agreement on June 7, 2002. On June 7, 2002, the Company and the Initial Investors entered into a stock purchase agreement, and we publicly announced the agreement for the stock issuance and related transactions.

         The Initial Investors filed a Notice of Change of Control with the OTS. On September 10, 2002, the OTS notified the Initial Investors that it did not intend to disapprove the proposed acquisition of stock by the Initial Investors and any individuals of high net worth identified by the Initial Investors in an amount totaling 856,237 additional shares of newly issued common stock at a purchase price of $4.73 per share.

         On September 17, 2002, the Initial Investors completed their purchase of 309,889 shares of common stock of the Company, comprising approximately 19.999% of the Company's issued and outstanding shares of common stock on September 16, 2002, from the Company.

         Prior to the date of this Proxy Statement, the Additional Investors executed subscription agreements to purchase an aggregate of 546,348 of shares of common stock of the Company at $4.73 per share for a total purchase price of approximately $2,584,000. This price was negotiated by the Company and the Initial Investors. This price is greater than the current market price per share of common stock of the Company, but less than the current book value per share of common stock of the Company. At the time the Company entered into the Purchase Agreement, the price per share to be paid by the Initial Investors and the Additional Investors was below the market price and book value per share. Messrs. Breeden and Ramsey, directors of the Company, have agreed to purchase 176,300 and 67,200 shares of our common stock, respectively. Mr. Tanner also has agreed to purchase 32,600 shares of our common stock. The subscription agreements are contingent upon and subject to approval of this Proposal 1 by the shareholders of the Company.


PRIOR PRIVATE PLACEMENT


         Use of Proceeds. The gross proceeds received in connection with the First Closing were approximately $1,464,000 and the net proceeds were approximately $1,400,000. The Company contributed as capital approximately $1,350,000 of the net proceeds to the Bank. The Bank intends to use this contribution for working capital and for such other general corporate purposes as its Board of Directors may determine from time to time. This contribution increases the Bank's capital ratios and will enable it make additional loans including commercial loans. Under the Purchase Agreement, the Company has agreed to pay legal and accounting expenses and OTS filing fees of up to $50,000 on behalf of the Initial Investors.

         Restrictions on Transfer. During a one year period following the First Closing, the Initial Investors have agreed that they will not offer, sell, transfer or otherwise dispose of any or all of the shares of common stock received under the Purchase Agreement without a written opinion of counsel satisfactory to the Company that such disposition is exempt from the registration requirements of the Securities Act, or unless an effective registration statement under the Securities Act covering these securities exists.

RIGHTS OFFERING

         The Purchase Agreement contemplates that the Company will conduct a rights offering following the Second Closing to its shareholders as of the date prior to the First Closing, in the amount of 555,555 shares of common stock at $4.50 per share. Each subscription right will entitle the shareholder to purchase .3584 shares of common stock at the subscription price. The shareholders who exercise their rights in full would also be able to subscribe, at the subscription price, for shares that other right holders decline to purchase, which may permit them to maintain a percentage interest in the Company equal to their percentage interest prior to the First Closing.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of October 6, 2002 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's common stock; (ii) each of the Company's directors and the executive officers that would need to be named in the "Executive Compensation - Summary Compensation Table" as required by the rules and regulations of the SEC; (iii) all current directors and executive officers as a group; and (iv) the Additional Investors as a group.


------------------------------------------------------------------------------------------------------------------------


                                      NUMBER OF                         PERCENTAGE OF     NUMBER OF      PERCENTAGE OF
                                       SHARES                            OUTSTANDING        SHARES        OUTSTANDING
                                       OWNED                            SHARES OWNED        OWNED         SHARES OWNED
                                     BEFORE THE                          BEFORE THE       AFTER THE         AFTER THE
                                       SECOND           RIGHT TO           SECOND          SECOND            SECOND
             NAME                    CLOSING(1)        ACQUIRE(2)         CLOSING(3)      CLOSING(1)        CLOSING(3)
------------------------------------------------------------------------------------------------------------------------
Steven R. Abel(4)                        16,823            27,400               2.3%         16,823                1.8%
------------------------------------------------------------------------------------------------------------------------

Lawrence T. Toombs(5)                    20,934            19,000               2.1%         20,934                1.6%
------------------------------------------------------------------------------------------------------------------------

Wendell L. Bernard(6)                    10,500             2,400               0.7%         10,500                 .5%
------------------------------------------------------------------------------------------------------------------------

Russell Breeden, III (7) (8)            263,371                 0              14.2%        439,671               18.3%
------------------------------------------------------------------------------------------------------------------------

Peter G. DePrez                          13,500               600               0.8%         13,500                 .6%
------------------------------------------------------------------------------------------------------------------------

Wayne C. Ramsey (7)(9)                   42,812                 0               2.3%        110,012                4.6%
------------------------------------------------------------------------------------------------------------------------

D. Warren Robison(10)                    11,852            27,400               2.1%         11,852                1.6%
------------------------------------------------------------------------------------------------------------------------

L. Gene Tanner (7) (11)                  25,206                 0               1.4%         57,806                2.4%
------------------------------------------------------------------------------------------------------------------------

Ralph W. Van Natta(12)                    1,116             2,400               0.2%          1,116                 .2%
------------------------------------------------------------------------------------------------------------------------

Michael J. Vaught                         4,000               450               0.2%          4,000                 .2%
------------------------------------------------------------------------------------------------------------------------

Randy Collier                                 0             3,500               0.2%              0                 .2%
------------------------------------------------------------------------------------------------------------------------
Directors and Executive
Officers as a group (11
persons including those listed
above)                                  385,906            84,150              24.2%        629,406               28.7%
------------------------------------------------------------------------------------------------------------------------
Additional Investors as a group         378,989                 0              20.4%        925,337               38.5%
------------------------------------------------------------------------------------------------------------------------

(1)      Includes shares for which the named person:

         -    has sole voting and investment power; or
         -    has shared voting and investment power with a spouse.

         Excludes shares that:

         -    are restricted stock holdings; or
         -    may be acquired through stock option exercises.

(2) Shares that can be acquired by executive officers and directors through stock options exercisable within sixty days of the date of this proxy statement.

(3) Percentage calculated by combining the number of shares owned with the number of shares that can be acquired divided by the number of shares outstanding plus the number of shares listed under the column "Right to Acquire" by such person's name.

(4) Mr. Abel holds 1,000 shares jointly with his spouse. Mr. Abel's spouse holds 5,198 shares individually.

(5)      Mr. Toombs holds 11,800 shares jointly with his spouse.

(6) Mr. Bernard holds 4,500 shares jointly with his spouse. Mr. Bernard holds 6,000 shares in the name of Bernard Realty Inc.

(7) Based solely on information provided by such person in a Schedule 13D filed with the Securities and Exchange Commission on October 18, 2002. Included as reporting persons in the filing are Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner. The reporting persons have sole power to vote and dispose of an aggregate of 331,389 shares.

(8) Mr. Breeden's business address is 20 North Meridian Street, Suite 800A, Indianapolis, IN 46204. Mr. Breeden has agreed to purchase 176,300 shares of our common stock if the Second Closing is approved. Mr. Breeden was selected as a director under the Purchase Agreement. See "Proposal 1 -- Prior Private Placement."

(9) Mr. Ramsey's business address is LYNCH & Associates, 10644 Newburgh Road, Newburgh, IN 47630. Mr. Ramsey has agreed to purchase 67,200 shares of our common stock if the Second Closing is approved. Mr. Ramsey was selected as a director under the Purchase Agreement. See "Proposal 1 - Prior Private Placement."

(10) Mr. Robison holds 4,160 shares jointly with his spouse. Mr. Robison's spouse holds 2,101 shares individually.

(11) Mr. Tanner's business address is NatCity Investments, 251 North Illinois Street, Indianapolis, Indiana 46204. Mr. Tanner has agreed to purchase 32,600 shares of our common stock if the Second Closing is approved.

(12)     Mr. Van Natta holds 697 shares jointly with his spouse.


                            MARKET FOR COMMON EQUITY

         The following table sets forth the high and low sale prices for our common stock for the quarters during the years indicated, as reported by Nasdaq. Such prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.


                                   2002                  2001                    2000                   1999
                                   ----                  ----                    ----                   ----
                              HIGH      LOW       HIGH         LOW         HIGH        LOW         HIGH        LOW
                              ----      ---       ----         ---         ----        ---         ----        ---
1st   Quarter                $5.50    $4.15      $4.25        $3.06       $5.13       $3.94       $9.00      $7.00
2nd  Quarter                  5.23     4.40       4.85         3.43        4.63        3.50        7.88       6.50
3rd   Quarter                 4.91     4.25       4.70         3.31        4.75        3.56        7.00       4.50
4th   Quarter                 4.90     4.25       4.65         3.45        4.25        2.13        6.00       3.50
(through 11/22/02)

         On November 22, 2002, our common stock closed at $4.49 per share.

        DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

         Proposals of shareholders intended to be presented at our next annual meeting must be received by us no later than November 30, 2002 in order to be considered for inclusion in our proxy materials and form of proxy for that meeting. If the Company does not receive notice of any other matter that a shareholder wishes to raise at the annual meeting in 2003 by 120 days prior to the meeting and a matter is raised at that meeting, the proxies will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Secretary. If a shareholder raises a matter at the meeting that requires a shareholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

                                  OTHER MATTERS

         Our Board of Directors knows of no other business that will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

         It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                           BLUE RIVER BANCSHARES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR SPECIAL MEETING ON ___________ __, 2002

         The undersigned shareholder of Blue River Bancshares, Inc. (the "Company") acknowledges receipt of Notice of the Special Meeting of Shareholders and Proxy Statement, each dated ________________ __, 2002, and the undersigned revokes all prior proxies and appoints _____________ and ___________, or each of them, as proxies for the undersigned, each with the power of substitution or resubstitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held at Shelby County Bank, 29 East Washington Street, Shelbyville, Indiana at ____ a.m., local time on ___________ __, 2002, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

     1. To approve the issuance of up to 546,348 shares of our common stock in a private placement for $4.73 per share.

               [ ]  FOR                [ ]  AGAINST                 [ ]  ABSTAIN

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                           PLEASE SIGN ON REVERSE SIDE
--------------------------------------------------------------------------------


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.


                                Dated this _________ day of ______________, 2002




                                ------------------------------------------------
                                        (Signature of Shareholder)



                                ------------------------------------------------
                                        (Signature of Shareholder)


                                Please sign exactly as your name or names appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

      PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.